Exhibit 99.1

Contact:	Clarkston Financial Corp. - Grant Smith, CFO and COO, 248 625-8585 Marcotte Financial Relations - Mike Marcotte, 248 656-3873

Clarkston Financial Corp. Reports Double-digit Asset, Loan & Deposit Growth Earnings significantly lower from Huron Valley State Bank expansion and Loan Loss Provision	For Immediate Release

        CLARKSTON, Mich., Oct. 18, 2005 — Clarkston Financial Corporation (OTCBB:CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, posted double-digit growth in assets, loans and deposits, but lower operating income for the third quarter and nine months ending Sept. 30, 2005, said Chairman and CEO Edwin Adler and Chief Operating Officer Grant Smith.

        The decline in operating income is attributable to startup costs of Huron Valley State Bank, sharply increased loan loss provisioning, and losses from its new mortgage-loan subsidiary.

        Clarkston Financial Corporation is the holding company for Clarkston State Bank and Huron Valley State Bank. Clarkston State Bank opened in January 1999 and operates five branches and one loan center in Clarkston, Waterford, and Independence Township. Huron Valley State Bank opened in Milford, Mich., in August 2005. Clarkston Financial Corp. owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

        Operating Results — Despite continued growth in both interest income and noninterest income, the Corporation posted a net loss of $685,800, or $0.57 per diluted share, for Q3-2005. The net loss is chiefly attributable to a loan-loss provision of $908,000, equivalent to $0.76 per diluted share. This compares with net income of $316,000, or $0.30 per diluted share, for Q3-2004. The 2004 results included a loan-loss provision of $110,000, which is equivalent to $0.10 per diluted share.

        Likewise, year-to-date results have been negatively impacted: The net loss for the nine-months was $391,000, or $0.35 per diluted share, including a loan-loss provision of $1.3 million, equivalent to $1.13 per diluted share. For the comparable year-earlier period, net income was $950,000, or $0.92 per diluted share. For perspective, the 9-month-2004 loan-loss provision was $295,000, equivalent $0.28 per diluted share.

        Mr. Smith said, “Our operating results are clearly disappointing. But — absent the loan-loss provision — we actually added another good quarter to our record. Net interest income rose 16% for the quarter and 20% for the nine-months. Non-interest income

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Clarkston Financial Corp.
Q3/9-month 2005 results

increased 11% for the quarter and nearly 50% through September 30. Year-to-date, we have increased loans and improved our net interest margin despite tough competition, generally soft loan demand, and expenses of $404,000 to startup and operate Huron Valley State Bank; as well as $244,000 for the startup and operation of CSB Home Lending.”

        Mr. Smith noted that despite the start-up costs, Huron Valley State Bank is off to a strong start and is on target with its financial projections

        Mr. Adler added: “We had several problem credits for which we reserved very proactively. We also changed our senior lender in June and we have implemented a more thorough credit and risk management system to further assist our lenders, management and the Board.”

        “We remain steadfastly confident and optimistic as we move forward into 2006. We have a great team in place, including our new, highly experienced senior lender. We have excellent products and services and we are very grateful for the continued trust and support of our customers and our shareholders.”

        Safe Harbor. This news release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available free online via EDGAR at sec.gov. The Corporation assumes no responsibility to update forward-looking statements.

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(financial schedules follow)

Clarkston Financial Corporation Quarterly Financial Summary Third Quarter 2005	Unaudited			Unaudited

SUMMARY OF OPERATIONS	Three Months Ended September 30,		Percent	Year to Date September 30,		Percent
	2005	2004	Change	2005	2004	Change

Net Interest Income	1,531	1,318	16.15%	4,544	3,776	20.35%
Provision for Loan Losses	908	110	725.45%	1,263	295	328.14%
Non-Interest Income	208	187	11.38%	702	470	49.31%
Non-Interest Expense	1,495	964	55.11%	4,242	2,730	55.38%
Pre-Tax Income	-664	431	-254.11%	(259)	1,221	-121.20%

Net Income	-686	316	-317.09%	(391)	950	-141.11%

Net Income Per Share	$(0.57)	$0.30	-290.00%	$(0.35)	$0.92	-138.04%
Net Interest Margin (Period Avg. Assets)	3.65%	3.66%	-0.37%	3.69%	3.64%	1.52%

PERFORMANCE RATIOS	Quarter			Year to Date
Return on Average Equity	-18.07%	11.08%	-263.01%	-3.99%	10.92%	-136.56%
Return on Average Assets	-1.49%	0.82%	-282.29%	-0.29%	0.84%	-135.21%

BALANCE SHEET HIGHLIGHTS	September 30 2005	December 31 2004	Percent Change	September 30 2005

Assets	$188,024	$163,379	15.08%	$188,024
Loans (Gross)	131,231	112,186	16.98%	131,231
Deposits	157,231	126,643	24.15%	157,231
Interest Earning Assets	174,301	157,206	10.87%	174,301
Shareholders' Equity	14,696	12,201	20.45%	14,696
Book Value per Share	$11.90	$11.67	1.98%	$11.90
Total Shares Outstanding	1,235,307	1,045,909	18.11%	1,235,307
ALLLP as a % Total Loans	1.06%	1.14%	-7.36%	1.06%